FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com

SJI Reports Q3 Earnings;
Maintains 2016 Guidance

Folsom, NJ, November 4, 2016 - South Jersey Industries (NYSE: SJI) today announced results for the third quarter of 2016.

GAAP income and Economic Earnings* for the year to date and for the third quarter are presented in the chart below, as compared with the same periods in 2015.

	2016	2015
GAAP income from continuing operations - YTD	$73.1 million	$54.7 million
GAAP income from continuing operations - Q3	$9.7 million	$(12.5) million
GAAP EPS per diluted share - YTD	$0.97	$0.80
GAAP EPS per diluted share - Q3	$0.12	$(0.18)

Economic Earnings - YTD	$69.6 million	$55.8 million
Economic Earnings - Q3	$3.9 million	$(5.0) million
Economic EPS per diluted share - YTD	$0.92	$0.82
Economic EPS per diluted share - Q3	$0.05	$(0.07)

“Our results clearly demonstrate progress toward the key tenets of our strategic plan, most notably, growth in our core businesses supported by a strong balance sheet,” said SJI President and CEO Michael J. Renna. “Growing contributions from our utility coupled with strong performance from our fuel management contracts and solar assets have us well positioned to achieve our full year objectives, including Economic EPS of $1.29 to $1.35, as we move toward our goal of $150 million of Economic Earnings by 2020.”

We do not provide GAAP earnings expectations due to the unpredictable impacts that mark-to-market adjustments can have on our commodity businesses. Although sometimes significant, these mark-to-market adjustments only affect the timing of when unrealized gains and losses are recognized.

EXPECTED CONTRIBUTIONS TO EARNINGS
The following chart outlines our expectations around 2016 Economic Earnings composition.

Business Lines	Expected Contribution to 2016 Economic Earnings
Regulated Gas Utility Operations	65 - 68 percent
Non-Utility SJ Energy Group	18 - 23 percent
SJ Energy Services	10 - 15 percent

The third quarter reflected consistent performance within our utility, as well as strong contributions from our non-utility businesses. Continued investment through our Accelerated Infrastructure Replacement Program, or AIRP, and Storm Hardening and Reliability Program, or SHARP, produced slight improvement in year-over-year utility results. At the same time, increased production from our solar portfolio, and the addition of two new fuel management contracts bolstered non-utility performance.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Year-to-date utility net income of $46.1 million exceeded prior year results of $44.4 million. The third quarter is traditionally a weak one for natural gas utilities; however, South Jersey Gas reduced its third quarter 2016 loss to $3.3 million from a loss of $3.4 million in the third quarter of 2015. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
During the third quarter, South Jersey Gas added 1,424 new customers. From September 30, 2015 through September 30, 2016, our customer count increased by 4,830, bringing our total number of customers served to 374,637. During this same twelve-month period, we also achieved incremental net income of $2.6 million from customer additions.

The 1.3% customer growth rate achieved over the last twelve months came despite increased collection activity on past due accounts and increasing parity in heating fuel costs. We expect natural gas to remain the most cost effective fuel choice for home heating, and anticipate conversion growth that continues to outpace that of our peers.

Regulatory Update:
Year-to-date investments under our AIRP and SHARP, in the aggregate, totaled a combined $57.7 million, and are expected to total approximately $75 million by year end. Investments from these programs provided an incremental net income contribution of $4.3 million for the first nine months of 2016, as compared with the same period in 2015, and are expected to add approximately $5.8 million in incremental net income on a full year basis in 2016.

As a result of proactive collaboration with the New Jersey Board of Public Utilities, our AIRP and SHARP programs have enabled South Jersey Gas to replace more than 435 miles of distribution mains, and 26,756 service lines to customers. The success of these programs in reinforcing the safety and reliability of our system was a driving force in the October 31 approval to extend the AIRP originally set to expire at the end of this year. The extended program will allow for an additional $302.5 million of investment over the next 5 years, enabling South Jersey Gas to replace all bare steel and cast iron pipe remaining in our system.

The October 31 approval comes on the heels of a September approval to adjust customer rates associated with gas costs and our conservation incentive program. The approval of those items resulted in a 2.4% average decrease to the typical residential customer bill, effective October 1, with no impact on utility net income. Low cost natural gas sourced from the Marcellus region continues to deliver significant savings for South Jersey Gas customers. Between the impacts of our October rate reduction and a $10 million bill credit planned for later in the year, our annual residential customer bills are, on average, at their lowest levels in 15 years. As a result, we are able to make the investments necessary to ensure the safety and reliability of our system with minimal impact to ratepayers.

Project Updates:
In October, oral arguments were completed on the consolidated appeals filed to challenge approvals we previously received to build the pipeline that will reinforce our system reliability and supply the former B.L. England generating station with natural gas. Construction is expected to commence upon resolution of any outstanding appeals, and will be pursued along a timeline that carefully weighs cost and impacts to the community, as well as environmental impacts.

SJI MIDSTREAM:
September marked the conclusion of the comment period on the Federal Energy Regulatory Commission’s (FERC) Draft Environmental Impact Statement (DEIS) regarding the PennEast pipeline, with the final environmental review expected in December 2016. The favorable DEIS issued by FERC reinforces our confidence that the clear and demonstrated need for this pipeline and its potential to significantly lower energy costs for the region will result in a Certificate of Public Convenience and Necessity being issued in early 2017. This timeline would allow us to achieve the targeted in-service date for the pipeline in the second half of 2018.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly and year-to-date contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2016	2015
SJEG GAAP income from continuing operations - YTD	$14.1 million	$3.7 million
SJEG GAAP income from continuing operations - Q3	$4.2 million	$(9.6) million

SJEG Economic Earnings from continuing operations - YTD	$10.4 million	$6.1 million
SJEG Economic Earnings from continuing operations - Q3	$(1.4) million	$(2.3) million

South Jersey Energy Group’s contribution for the quarter and year-to-date reflect the impact of two additional fuel management contracts that commenced in June, for a total of five active contracts contributing to current results. For the third quarter, this area of our wholesale gas marketing business contributed $1.3 million of Economic Earnings and $3.0 million on a year-to-date basis. Also during the quarter, our sixth fuel management contract, at the Stonewall facility, began taking test gas and is expected to commence commercial operations in 2017. With five contracts contributing to earnings in 2016, and five more expected to be commercially operational over the next three years, a sharp uptick in volumes and margins will help drive earnings from this area. Energy Group’s performance also continues to benefit from existing natural gas wholesale marketing contracts and gas and electric retail marketing contracts.

SJ ENERGY SERVICES:
The following chart details the quarterly and year-to-date contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2016	2015
SJES GAAP income from continuing operations - YTD	$12.9 million	$6.7 million
SJES GAAP income from continuing operations - Q3	$8.9 million	$0.5 million

SJES Economic Earnings from continuing operations - YTD	$13.3 million	$5.4 million
SJES Economic Earnings from continuing operations - Q3	$8.7 million	$0.8 million

Economic Earnings for SJES for the years to date and third quarters of 2016 and 2015 included non-recurring items that contributed to a large change from year to year. Among these items are charges and recoveries associated with the write-down of our energy facility at the former Revel casino and benefits from investment tax credits (ITC) associated with solar project development. The Economic Earnings impact of these items in their respective time periods is detailed below (in millions of dollars):

	Energy Facility Impacts	ITC Contributions
YTD 2015	$(12.5)	$18.6
YTD 2016	$3.8	$4.6
Q3 2015	$(1.0)	$1.3
Q3 2016	$2.9	$1.8

Excluding the impacts of these items, operating performance from our energy production assets improved considerably, from a loss of $0.7 million of Economic Earnings for the first nine months of 2015 to Economic Earnings of $4.9 million for the same period in 2016. When excluding these impacts from third quarter results, operating performance from our energy production assets improved from $0.5 million in Economic Earnings in the third quarter of 2015 to $4.0 million for the third quarter of 2016. This year-over-year improvement is due in large part to strong production from our solar fleet and improved SREC prices.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on November 4, 2016, please pre-register by going to the South Jersey Industries website, wwwsjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 89519702 and the PIN you received during pre-registration. International callers may dial 1-617-213-4848; enter the participant pass code 89519702 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT
This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,”

“strategy,” “target”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they speak only as of the date they are made. SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 375,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2)

less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2016	2015	2016	2015

Income/(Loss) from Continuing Operations	$9,664	$(12,532)	$73,053	$54,662
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(9,459)	12,600	(5,548)	4,449
Realized (Gains)/Losses on Inventory Injection Hedges	(39)	24	(12)	87
Net Losses from Affiliated Companies (A)	---	---	---	(2,540)
Other (B)	(41)	(41)	(124)	(124)
Income Taxes (C)	3,816	(5,033)	2,273	(749)
Economic Earnings	$3,941	$(4,982)	$69,642	$55,785

Earnings Per Share from Continuing Operations	$0.12	$(0.18)	$0.97	$0.80
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.12)	0.18	(0.08)	0.07
Net Losses from Affiliated Companies (A)	---	---	---	(0.04)
Income Taxes (C)	0.05	(0.07)	0.03	(0.01)
Economic Earnings Per Share	$0.05	$(0.07)	$0.92	$0.82

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and nine months periods ended September 30, 2016:

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2016	2015	2016	2015

South Jersey Energy Group Income/(Loss) from Continuing Operations	$4,171	$(9,593)	$14,140	$3,671
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(9,305)	12,076	(6,211)	3,989
Realized (Gains)/Losses on Inventory Injection Hedges	(39)	24	(12)	87
Income Taxes (C)	3,738	(4,839)	2,489	(1,630)
South Jersey Energy Group Economic Earnings	$(1,435)	$(2,332)	$10,406	$6,117

South Jersey Energy Services Income/(Loss) from Continuing Operations	$8,857	$514	$12,936	$6,678
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(154)	524	663	460
Net Loss from Affiliated Companies (A)	----	----	---	(2,540)
Other (B)	(41)	(41)	(124)	(124)
Income Taxes (C)	78	(194)	(216)	881
South Jersey Energy Services Economic Earnings	$8,740	$803	$13,259	$5,355

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owned and operated a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In the periods prior to the second quarter of 2015, this charge was excluded from Economic Earnings until the total economic impact of the proceedings was realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is included in Economic Earnings for the nine months ended September 30, 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012, an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(C) Determined using a combined average statutory tax rate of 40%.